Exhibit 2.2

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of November 22, 2010, amends that certain Agreement and Plan of Merger, dated as of October 28, 2010 (the “Agreement”), by and among sanofi-aventis, a French société anonyme (“Parent”), Star 2010, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and BMP Sunstone Corporation, a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are sometimes referred to herein individually in this Agreement as a “Party” and collectively as the “Parties.” Capitalized terms used and not defined herein shall have the meaning ascribed thereto in the Agreement.

W I T N E S S E T H:

WHEREAS, the Parties have previously executed and delivered the Agreement;

WHEREAS, Section 7.3 of the Agreement provides that the Agreement may be amended by an instrument in writing signed by the Parties; and

WHEREAS, the Parties wish to amend the Agreement in the manner set forth herein.

NOW, THEREFORE, in connection with the Agreement, the transactions contemplated thereunder and the terms hereof, and in accordance with Section 7.3 of the Agreement, the Parties agree as follows:

1. Amendment to Section 5.6(b). The last sentence of Section 5.6(b) of the Agreement is hereby amended and restated in its entirety as follows:

“Without limiting the foregoing, Parent and the Company shall each take all such further action as may be necessary to resolve such objections, if any, as the antitrust enforcement authorities or competition authorities of any nation or jurisdiction may assert under Regulatory Law with respect to the transactions contemplated hereby, and to avoid or eliminate, and minimize the impact of, each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger in each case so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date (as defined in Section 7.1(b))); provided, that that Parent and the Company shall not be required to (x) propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets, businesses, products or product lines of Parent or the Company (or any of their respective Subsidiaries or affiliates), (y) create or terminate relationships, ventures, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or affiliates or (z) otherwise take or commit to take actions that after the Closing Date would limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) or affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) or affiliates’ businesses, product lines or assets, in each case as may be required in order to obtain all required actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing the Closing or delaying the Closing beyond the End Date (each of (x), (y) and (z), a “Divestiture”), unless such Divestitures are, in the aggregate, immaterial to each of (i) Parent and its business as currently conducted and (ii) the Company and its business as currently conducted; provided, further, that the Divestiture of any assets, businesses, products or product lines of Parent or the Company the aggregate revenues of which are equal to or in excess of $7 million for the most recent fiscal year shall be deemed to be material for the purposes of the foregoing (a “Material Divestiture”).”

2. Effect of the Amendment. Each Party acknowledges that this Amendment constitutes an amendment to the Agreement as contemplated by Section 7.3 of the Agreement. On or after the date hereof, any reference to the Agreement shall constitute a reference to the Agreement as amended hereby. Except as expressly modified or amended hereby, all terms and provisions of the Agreement shall continue in full force and effect.

3. Governing Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

4. Counterparts; Effectiveness. This Amendment may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy or otherwise) to the other Parties.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first above written.

SANOFI-AVENTIS

By:
Name:
Title:

STAR 2010, INC.

By:
Name:
Title:

BMP SUNSTONE CORPORATION

By:
Name:
Title:

[SIGNATURE PAGE TO FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER]